Filed pursuant to Rule 433
Registration Statement 333-137902
Dated September 24, 2009

The PowerShares DB Commodity Double Long Exchange Traded Note (Symbol: DYY),
PowerShares DB Commodity Long Exchange Traded Note (Symbol: DPU), PowerShares
DB Commodity Short Exchange Traded Note (Symbol: DDP) and PowerShares DB
Commodity Double Short Exchange Traded Note (Symbol: DEE) (collectively, the
"PowerShares DB Commodity ETNs") are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of a broad-based commodity index.

All of the PowerShares DB Commodity ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index[] (the "Index") which is designed to reflect the performance of certain wheat, corn, light sweet crude oil, heating oil, gold and aluminum futures contracts plus the returns from investing in 3 month United States Treasury bills. The Long and Double Long ETNs are based on the Optimum Yield[] version of the Index and the Short and Double Short ETNs are based on the standard version of the Index. The Optimum Yield[] version of the Index attempts to minimize the negative effects of contango and maximize the positive effects of backwardation by applying flexible roll rules to pick a new futures contract when a contract expires. The standard version of the
Index, which does not attempt to minimize the negative effects of contango and maximize the positive effects of backwardation, uses static roll rules that dictate that an expiring futures contract must be replaced with a contract having a pre-defined expiration date.

Investors can buy and sell PowerShares DB Commodity ETNs at market price on the
NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB Commodity ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to
$0.03 per security.

Financial Details

                               DYY         DPU         DDP          DEE

                               9/23/2009   9/23/2009   9/23/2009    9/23/2009

Last Update

                               3:59 PM EST 3:29 PM EST 11:32 AM EST 3:53 PM

EST

Price                          6.58        14.33       43.95        66.77

Indicative Intra-day Value     6.66        14.24       43.76        66.34

Last End of Day RP Value       6.8609      14.4573     43.0387      64.1916

Last Date for End of Day Value 9/22/2009   9/22/2009   9/22/2009    9/22/2009

Index History(1) (Growth of $10,000 since May 31, 2006)

Index History(1) (Growth of $10,000 since Jan. 30, 2004)

PowerShares DB Commodity ETN & Index Data

Ticker Symbols

Commodity Double

                     DYY
Long
Commodity Long       DPU
Commodity Short      DDP
Commodity Double
                     DEE
Short
Intraday Indicative Value

Symbols
Commodity Double
                     DYYIV
Long
Commodity Long       DPUIV
Commodity Short      DDPIV
Commodity Double

                     DEEIV
Short
CUSIP Symbols
Commodity Double
                     25154H475
Long
Commodity Long       25154H459
Commodity Short      25154H467
Commodity Double

                     25154H483
Short
Details
ETN price at listing $25.00
Inception date       4/28/08
Maturity date        4/1/38
Yearly investor fee  0.75%
Listing exchange     NYSE Arca
Index symbol         DBLCMACL

Issuer

Deutsche Bank AG, London

ETN Performance & Index History (%)(1)

As of 6/30/2009                            1 Year 3 Year 5 Year 10 Year
Inception

ETN Performance
Commodity Double Long                      -78.88 -      -      -       -64.24
Commodity Long                             -49.60 -      -      -       -34.97
Commodity Short                            93.37  -      -      -       52.06
Commodity Double Short                     228.43 -      -      -       104.66
Index History
Deutsche Bank Liquid Commodity Index-
                                           -78.88 -13.27 -      -       -64.24

Optimum Yield[] +2x Levered
Deutsche Bank Liquid Commodity Index-

                                           -49.60 -2.09  -      -       -34.97
Optimum Yield[] +1x Levered

Deutsche Bank Liquid Commodity Index[] -1x
                                           93.37  3.50   -4.99  -       52.06
Levered
Deutsche Bank Liquid Commodity Index[] -2x

                                           228.43 -1.98  -16.53 -       104.66
Levered
Comparative Indexes(2)
S&P 500 Index                              -26.21 -8.22  -2.24  -       -27.70
Barclays Capital U.S. Aggregate Bond Index 6.05   6.43   6.43   -       4.42

Long Index Weights
As of 9/22/2009

Commodity   Contract Expiry Date Weight (%)
Aluminium   11/18/2009           11.98
Corn        12/14/2009           8.87
Gold        4/28/2010            14.62
Heating Oil 5/28/2010            17.22
Light Crude 6/22/2010            37.92
Wheat       7/14/2010            9.39

Short Index Weights

As of 9/22/2009

Commodity Contract Expiry Date Weight (%)

Branch

Long-term Unsecured Obligations

Risks

Non-principal protected Leveraged losses Subject to an investor fee Limitations on repurchase Concentrated exposure to Commodities
Benefits

Leveraged and short notes Relatively low cost Intraday access Listed
Transparent Tax treatment(3)

Aluminium   12/16/2009 13.22

Corn        12/14/2009 9.96

Gold        12/29/2009 16.58

Heating Oil 10/30/2009 18.93

Light Crude 10/20/2009 31.21

Wheat       12/14/2009 10.10

Source: DB, Bloomberg

(1)Index history is for illustrative purposes only and does not represent actual PowerShares DB Commodity ETN performance. The inception date of the
Deutsche Bank Liquid Commodity Index (DBLCI) is Jan. 12, 2004. The inception date of the Index's Optimum Yield version is May 24, 2006. Index history is based on a combination of the monthly returns from the relevant commodity index plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Commodity
ETNs, less the investor fee. Index history for the Long and Double Long ETNs is based on the Deutsche Bank Liquid Commodity Index -- Optimum Yield[], and index history for the Short and Double Short Commodity ETNs is based on the standard version of the Deutsche Bank Liquid Commodity Index (collectively, the
"Commodity Indexes"). The Commodity Indexes are intended to reflect changes in the market value of certain commodity futures contracts based on crude oil, heating oil, corn, wheat, gold and aluminum. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES
NOT GUARANTEE FUTURE RESULTS. For current index and PowerShares DB Commodity
ETN performance, go to dbfunds.db.com/notes.

(2)The S&P 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Bond Index is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market. Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of monthly index returns.

(3)Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

An investment in the PowerShares DB Commodity ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

The PowerShares DB Commodity ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch that are linked to the Index. The PowerShares DB
Commodity ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Commodity ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the
PowerShares DB Commodity ETNs is not equivalent to a direct investment in the
Index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Commodity ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Commodity ETNs is zero, your investment will expire worthless. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares
DB

Commodity ETNs. Sales in the secondary market may result in losses. An investment in the PowerShares DB Commodity ETNs may not be suitable for all investors

The PowerShares DB Commodity ETNs are concentrated in commodity futures contracts. The market value of the PowerShares DB Commodity ETNs may be influenced by many unpredictable factors, including, among other things, volatile prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions.

The PowerShares DB Commodity Double Long ETN and PowerShares DB Commodity
Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

The PowerShares DB Commodity ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk, consequences of seeking monthly leveraged investment results and intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase your initial investment back or any return on that investment.
Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the PowerShares DB Commodity ETNs' investment objective, risks, charges and expenses carefully before investing.